Exhibit 99.1

NVR, INC. ANNOUNCES A 24% INCREASE IN EARNINGS PER SHARE FOR THE FIRST QUARTER OF 2003

FOR IMMEDIATE RELEASE	CONTACT: Paul Columbus
OFFICE: 703-761-2414

April 16, 2003 – McLean, VA – NVR, Inc. (AMEX: NVR), one of the nation’s largest homebuilding and mortgage banking companies, today announced that diluted earnings per share for its first quarter ended March 31, 2003 exceeded the 2002 first quarter by 24% and net income increased 14%. Net income for the 2003 quarter was $87,806,000, $10.10 per diluted share, compared to net income of $76,713,000, $8.17 per diluted share, for the same period of 2002. Total revenues increased 7% to $743,574,000 for the quarter when compared to $692,255,000 for the same period of 2002.

Homebuilding revenues for the first three months of 2003 totaled $723,375,000, an increase of 7% over the same period of 2002. Income before tax from the homebuilding segment totaled $130,575,000, an increase of 17% when compared to the first quarter of the previous year. Gross profit margins for the three months ended March 31, 2003 were 25.4%, up from 24.0% for the 2002 first quarter. New orders for the first quarter of 2003 totaled 2,907 units, a 3% decline from the 2,989 units reported for the 2002 first quarter. Home settlements for the current quarter decreased 5% to 2,506 units when compared to the same quarter of 2002. The Company attributed the decrease in new order and settlement activity primarily to declines in its Washington and Baltimore markets caused by development delays, which resulted in a reduction in the number of active communities when compared to the first quarter of 2002. In addition, the Company’s backlog of homes sold but not settled at the end of the 2003 quarter increased on a unit basis by 14% to 6,758 units and 24% on a dollar basis to $2,111,187,000 when compared to the same time last year.

Mortgage banking operating income totaled $13,368,000 for the first quarter of 2003, an increase of 20% when compared to $11,107,000 reported for the same period of 2002. Closed loan production increased 8% to $514,897,000 during the March 2003 quarter when compared to the first quarter of 2002.

Because of the favorable backlog position at the beginning of the second quarter the Company reiterated its full year 2003 guidance of approximately 15% growth in net income over 2002. The Company also stated that its stock repurchase program is continuing. During the first quarter of 2003 NVR repurchased approximately 344,000 shares of its common stock.

Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than of historical facts included herein, including those regarding market trends, the Company’s financial position, business strategy, projected plans and objectives of management for future operations, mortgage banking operating income, new order trends, home settlement activity, average home prices, gross profit margins and other profitability measures, net income and earnings per share are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to, general economic conditions (on both a national and regional level), interest rate changes, access to suitable financing, competition, the availability and cost of land and other raw materials used by the Company in its homebuilding operations, shortages of labor, weather related slow downs, building moratoria, governmental regulation, the ability of the Company to integrate any acquired business, fluctuation and volatility of stock and other financial markets; and other factors over which the Company has little or no control. The Company has no obligation to update such forward-looking statements.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31,
	2003	2002
Homebuilding:
Revenues	$723,375	$674,982
Other income	932	758
Cost of sales	(539,437)	(513,231)
Selling, general and administrative	(50,959)	(47,417)

Operating income	133,911	115,092
Interest expense	(3,336)	(3,064)

Homebuilding income	130,575	112,028

Mortgage Banking:
Mortgage banking fees	17,756	14,861
Interest income	1,364	1,526
Other income	147	128
General and administrative	(5,468)	(5,081)
Interest expense	(431)	(327)

Mortgage banking income	13,368	11,107

Total segment income	143,943	123,135
Income tax expense	(56,137)	(46,422)

Net income	$87,806	$76,713

Basic earnings per share	$12.41	$10.37

Diluted earnings per share	$10.10	$8.17

NVR, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands, except per share data)

	March 31, 2003	December 31, 2002
ASSETS	(unaudited)
Homebuilding:
Cash and cash equivalents	$92,393	$139,796
Receivables	10,142	10,807
Inventory:
Lots and housing units, covered under sales agreements with customers	413,317	400,008
Unsold lots and housing units	27,477	25,558
Manufacturing materials and other	8,717	11,108

	449,511	436,674
Property, plant and equipment, net	21,998	22,126
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Goodwill, net	6,379	6,379
Contract land deposits	229,129	231,229
Other assets	114,582	110,007

	965,714	998,598
Mortgage Banking:
Cash and cash equivalents	3,271	3,049
Mortgage loans held for sale, net	160,430	163,410
Mortgage servicing rights, net	1,276	5,611
Property and equipment, net	969	941
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	4,244	3,332

	177,537	183,690

Total assets	$1,143,251	$1,182,288

(Continued)

NVR, Inc.

Condensed Consolidated Balance Sheets (Continued)

(dollars in thousands, except per share data)

	March 31, 2003	December 31, 2002
	(unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$137,227	$145,209
Accrued expenses and other liabilities	174,283	240,018
Customer deposits	132,523	118,174
Other term debt	4,818	4,903
Senior notes	115,000	115,000

	563,851	623,304

Mortgage Banking:
Accounts payable and other liabilities	13,620	16,482
Notes payable	137,885	139,257

	151,505	155,739

Total liabilities	715,356	779,043

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,597,709 and 20,602,921 shares issued as of March 31, 2003 and December 31, 2002, respectively	206	206
Additional paid-in-capital	292,202	262,867
Deferred compensation trust 453,207 and 428,698 shares as of March 31, 2003 and December 31, 2002, respectively, of NVR, Inc. common stock	(52,235)	(35,647)
Deferred compensation liability	52,235	35,647
Retained earnings	1,055,880	968,074
Less treasury stock at cost—13,579,115 and 13,580,531 shares at March 31, 2003 and December 31, 2002, respectively	(920,393)	(827,902)

Total shareholders’ equity	427,895	403,245

Total liabilities and shareholders’ equity	$1,143,251	$1,182,288

NVR, Inc.

Operating Activity

(unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2003	2002
Homebuilding data:
New orders (units)	2,907	2,989
New orders (dollars)	$870,844	$860,957
Settlements (units)	2,506	2,628
Backlog (units)	6,758	5,919
Backlog (dollars)	$2,111,187	$1,699,214

Mortgage banking data:
Loan closings	$514,897	$477,737

Common stock information:
Shares outstanding at end of period	7,018,594	7,187,622
Weighted average shares outstanding	7,078,000	7,397,000
Diluted shares outstanding	8,697,000	9,385,000